EXHIBIT 16.1

October 9, 2025

Securities and Exchange Commission 100 F Street, N.E.

Washington, DC 20549 Commissioners:

We have read the statements made by AEN Group LTD., under Item 4.01 of its Form 8-K dated October 9, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of AEN Group LTD. contained therein.

Very truly yours,

/s/CT International LLP

CT International LLP San Francisco, California